EX99 (d)(8)

JOHN HANCOCK FUNDS III

AMENDMENT TO SUBADVISORY AGREEMENT

AMENDMENT (the “Amendment”) made this _30th____ day of ____March_____, 2023 to the Subadvisory Agreement dated July 15, 2014, as amended (the “Agreement”) between Wellington Management Company LLP, a Delaware limited liability partnership, and John Hancock Investment Management LLC, a Delaware limited liability company. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement relating to the compensation of the Subadviser is amended to reflect the revised aggregation provisions for John Hancock U.S. Growth Fund (formerly, John Hancock U.S. Quality Growth Fund). This Amendment supersedes any prior amendment to the Agreement relating to compensation of the Subadviser.

2.	EFFECTIVE DATE

The Amendment shall become effective on __________________, 2023, following approval of the Amendment by the Board of Trustees of the Trust.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

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CONFIDENTIAL

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer

WELLINGTON MANAGEMENT COMPANY LLP

By:	/s/ Cheryl Duckworth
Name:	Cheryl Duckworth
Title:	Senior Managing Director

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CONFIDENTIAL